Exhibit 21

                           Integrated BioPharma, Inc.
                              List of Subsidiaries




InB:Manhattan Drug Company, Inc.
Gero Industries, Inc.-Inactive
Scientific Sports Nutrition, Inc. (f/k/a Media Consultants, Inc.)
Vitamin Factory, Inc.
Connaught Press, Inc.-Inactive
Designer Nutrition Labs, Inc.-Inactive
Liquifill, Inc.-Inactive
AgroLabs, Inc.
Bioscience Technologies, Inc.-Inactive
IHT Health Products, Inc.
IHT Properties, Inc.
InB:Biotechnologies, Inc. (f/k/a NuCycle Therapy, Inc.)
InB:Paxis Pharmaceuticals, Inc. (f/k/a Paxis Pharmaceuticals, Inc.)
InB:Hauser Pharmaceutical Services, Inc. (f/k/a Hauser Technical Services, Inc.)